Exhibit 10.2
CHANGE OF CONTROL AGREEMENT
     THIS AGREEMENT (this “Agreement”) is entered into by and between GulfMark Offshore, Inc., a Delaware corporation (the “Company”), and Richard M. Safier (the “Executive”) effective as of March 15, 2011.
     WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel;
     WHEREAS, the Company recognizes that, as is the case with many publicly-held corporations, the possibility of a change of control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and
     WHEREAS, the Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change of control;
     NOW, THEREFORE, effective March 15, 2011 (the “Effective Date”) in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:
     1. Definitions and Interpretation Rules.
     1.1 Defined Terms. For purposes of this Agreement, the following terms shall have the meanings indicated below:
     “Accrued Obligation” means the sum of (i) the Executive’s Annual Base Salary earned through the Employment Termination Date for periods through but not following his Separation From Service and (ii) any accrued vacation pay earned by the Executive, in both cases, to the extent not theretofore paid.
     “Affiliate” means any entity which is a member of (i) the same controlled group of corporations within the meaning of section 414(b) of the Code with GulfMark Offshore, Inc., (ii) a trade or business (whether or not incorporated) which is under common control (within the meaning of section 414(c) of the Code) with GulfMark Offshore, Inc. or (iii) an affiliated service group (within the meaning of section 414(m) of the Code) with GulfMark Offshore, Inc.
     “Annual Bonus” means the Executive’s applicable annual bonus under the GulfMark Offshore, Inc. Incentive Compensation Plan or any applicable successor plan.
     “Board” means the Board of Directors of the Company or other governing body of the Company or its direct or indirect parent.

     “Cause” means (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board (or by a delegate appointed by the Board), which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or any of its Affiliates, monetarily or otherwise. For purposes of Sections (i) and (ii) of this definition, (A) no act, or failure to act, on the Executive’s part shall be deemed “willful” if done, or omitted to be done, by the Executive in good faith and with reasonable belief that the act, or failure to act, was in the best interest of the Company and (B) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists.
     “Change of Control” means the occurrence of any of the following events:
     (a) Change in Board Composition. Individuals who constitute the members of the Board as of the date hereof (the “Incumbent Directors”), cease for any reason to constitute at least a majority of members of the Board; provided that any individual becoming a director of the Company subsequent to the date hereof shall be considered an Incumbent Director if such individual’s appointment, election or nomination was approved by a vote of at least 50% of the Incumbent Directors; provided further that any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or contests by or on behalf of a “person” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director;
     (b) Business Combination. Consummation of (i) a reorganization, merger, consolidation, share exchange or other business combination involving the Company or any of its subsidiaries or the disposition of all or substantially all the assets of the Company, whether in one or a series of related transactions, or (ii) the acquisition of assets or stock of another entity by the Company (either, a “Business Combination”), excluding, however, any Business Combination pursuant to which: (A) individuals who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act), respectively, of the then outstanding shares of common stock of the Company (the “Outstanding Stock”) and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company (the “Outstanding Company Voting Securities”) immediately prior to such Business Combination beneficially own, upon consummation of such Business Combination, directly or indirectly, more than 50% of the then outstanding shares of common stock (or similar securities or interests in the case of an entity other than a corporation) and more than 50% of the combined voting power of the then outstanding securities (or interests) entitled to vote generally in the election of directors (or in the selection of any other similar governing body in the case of an entity other than a corporation) of the Surviving Corporation (as defined below) in substantially the same proportions as their ownership of the Outstanding Stock and Outstanding Company Voting Securities, immediately prior to the consummation of such Business Combination (that is, excluding any outstanding voting securities of the Surviving Corporation that such beneficial owners hold immediately following the consummation of the Business Combination as a result of their ownership prior to such consummation of voting securities of any company or other entity involved in or forming part of such Business Combination other than the Company); (B) no person (other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or any of its subsidiaries or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company) or group (as such term is defined in Rule 13d-3 under the Exchange Act) becomes the beneficial owner of 20% or more of either (x) the then outstanding shares of common stock (or similar securities or interests in the case of entity other than a corporation) of the Surviving Corporation, or (y) the combined voting power of the then outstanding securities (or interests) entitled to vote generally in the election of directors (or in the selection of any other similar governing body in the case of an entity other than a corporation); and (C) individuals who were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination constitute at least a majority of the members of the board of directors (or of any similar governing body in the case of an entity other than a corporation) of the Surviving Corporation; where for purposes of this subsection (b), the term “Surviving Corporation” means the entity resulting from a Business Combination or, if such entity is a direct or indirect subsidiary of another entity, the entity that is the ultimate parent of the entity resulting from such Business Combination;
     (c) Stock Acquisition. Any person (other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or any of its subsidiaries or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company) or group becomes the beneficial owner of 20% or more of either (x) the Outstanding Stock or (y) the Outstanding Company Voting Securities; provided, however, that for purposes of this subsection (c), no Change of Control shall be deemed to have occurred as a result of any acquisition directly from the Company; or
     (d) Liquidation. Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company (or, if no such approval is required, the consummation of such a liquidation or dissolution).
     “Code” means the Internal Revenue Code of 1986, as amended, or any successor act.
     “Company” means GulfMark Offshore, Inc., a Delaware corporation. In the event that the Executive’s employer is a subsidiary of GulfMark Offshore, Inc., the term “Company” shall include the Executive’s employer where appropriate and GulfMark Offshore, Inc. will cause the Executive’s employer to take any actions necessary to satisfy the obligations of the Company under this Agreement.
     “Company 401(k) Plan” means the GulfMark Offshore, Inc. 401(k) Plan or any successor plan established by the Company.
     “Disability” means the Executive’s incapacity due to physical or mental illness that has caused the Executive to be absent from full-time performance of his duties with the Company for a period of six (6) consecutive months.

     “Effective Date” means the date identified in the introduction of this Agreement.
     “Employment Termination Date” means the date as of which the Executive incurs a Termination of Employment determined in accordance with the provisions of Section 5.2.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor act.
     “Executive” means the employee identified in the introduction of this Agreement.
     “Executive Deferred Compensation Plan” means the GulfMark Offshore, Inc. Deferred Compensation Plan or any successor plan established by the Company.
     “Good Reason” for termination by the Executive of his employment means the occurrence (without the Executive’s express written consent) after any Change of Control, or prior to a Change of Control under the circumstances described in clauses (ii) and (iii) of the second paragraph of the definition of Termination of Employment, of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (a), (e), (f) or (g) below, such act or failure to act is corrected prior to the effective date of the Executive’s termination for Good Reason:
     (a) the assignment to the Executive of any duties or responsibilities which are substantially diminished as compared to the Executive’s duties and responsibilities immediately prior to a Change of Control or a material change in the Executive’s reporting responsibilities, titles or offices as an executive and as in effect immediately prior to the Change of Control;
     (b) a reduction by the Company in the Executive’s Annual Base Salary as in effect on the date hereof or as the same may be increased from time to time, except for across-the-board salary reductions similarly affecting all individuals having a similar level of authority and responsibility with the Company and all individuals having a similar level of authority and responsibility with any Person in control of the Company;
     (c) the relocation of the Executive’s principal place of employment to a location outside of a 50-mile radius from the Executive’s principal place of employment immediately prior to the Change of Control or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations immediately prior to a Change of Control;
     (d) the failure by the Company to pay to the Executive any portion of the Executive’s current compensation except pursuant to an across-the-board compensation deferral similarly affecting all individuals having a similar level of authority and responsibility with the Company and all individuals having a similar level of authority and responsibility with any Person in control of the Company, or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

     (e) the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Change of Control which is material to the Executive’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive’s participation relative to other Company executives, as existed immediately prior to the Change of Control;
     (f) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Change of Control (except for across the board changes similarly affecting all individuals having a similar level of authority and responsibility with the Company and all individuals having a similar level of authority and responsibility with any Person in control of the Company), the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit or Perquisite enjoyed by the Executive at the time of the Change of Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect immediately prior to the time of the Change of Control; or
     (g) any purported termination of the Executive’s employment which is not effected pursuant to a notice of termination satisfying the requirements of Section 5.1.
     The Executive shall have the right to terminate his employment for Good Reason even if he becomes incapacitated due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of any rights with respect to, any act or failure to act constituting Good Reason hereunder.
     For purposes of any determination regarding the existence of Good Reason, any claim by the Executive that Good Reason exists shall be presumed to be correct unless the Company establishes to the Company by clear and convincing evidence that Good Reason does not exist. The Company’s determination regarding the existence of Good Reason shall be conclusive and binding upon all parties unless the Company’s determination is arbitrary and capricious.
     “Highest Base Salary” means the Executive’s annualized base salary in effect immediately prior to (a) a Change of Control, (b) the first event or circumstance constituting Good Reason, or (c) the Executive’s Termination of Employment, whichever is greatest.
     “Person” shall have the meaning ascribed to the term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof, except that the term shall not include (a) the Company or any of its Affiliates, (b) a trustee or other fiduciary holding Company securities under an employee benefit plan of the Company or any of its Affiliates, (c) an underwriter temporarily holding securities pursuant to an offering of those securities or (d) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
     “Section 409A” means section 409A of the Code and the Department of Treasury Regulations issued thereunder.
     “Separation From Service” shall have the meaning specified in Section 409A.
     “Specified Employee” means a person who is, as of the date of the person’s Separation From Service a “specified employee” within the meaning of Section 409A, taking into account the elections made and procedures established in resolutions adopted by the Compensation Committee of the Board.
     “Termination of Employment” means the termination of the Executive’s employment relationship with the Company (a) by the Company without Cause after a Change of Control occurs, or (b) by the Executive for Good Reason, in each case after a Change of Control occurs and during the Term. “Termination of Employment” does not include (a) a termination of employment due to the Executive’s death or Disability, or (b) a termination of employment by the Executive without Good Reason.
     1.2 Number and Gender. As used in this Agreement, unless the context otherwise expressly requires to the contrary, references to the singular include the plural, and vice versa; references to the masculine include the feminine and neuter; references to “including” mean “including (without limitation)”; and references to Sections and clauses mean the sections and clauses of this Agreement.
     2. Term of Agreement.
     2.1 The “Term” of this Agreement shall commence on the Effective Date and end on (a) the last day of the two-year period beginning on the Effective Date if no Change of Control shall have occurred during that two-year period (such last day being the “Expiration Date”); or (b) if a Change of Control shall have occurred during (i) the two-year period beginning on the Effective Date or (ii) any period for which the Term of this Agreement shall have been automatically extended pursuant Section 2.2, the last day of the one-year period beginning on the date on which the Change of Control occurred.
     2.2 After the expiration of the time period described in subsection (a) of Section 2.1, and in the absence of a Change of Control (as described in subsection (b) of Section 2.1) the “Term” of this Agreement shall be automatically extended for successive one-year periods beginning on the day immediately following the Expiration Date (the beginning date of each successive one-year period being a “Renewal Date”), unless, not later than 120 days prior to the Expiration Date or applicable Renewal Date, the Company shall give notice to Executive that the Term of this Agreement will not be extended.
     3. Compensation Other Than Severance Payments.
     3.1 Compensation and Benefits During Incapacity and Prior to Termination of Employment. Following a Change of Control and during the Term of this Agreement, for any period during which the Executive fails to perform the Executive’s full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay to the Executive, at the time specified in Section 4, the Executive’s full salary at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period, until the Executive’s employment is terminated by the Company for Disability.
     3.2 Benefits Following Termination of Employment. If the Executive incurs a Termination of Employment during the Term of this Agreement, the Company shall provide the Executive the benefits described below.
          (a) The Company shall pay to the Executive at the time specified in Section 4 the following amounts:
          (i) the Accrued Obligation;
          (ii) the Executive’s base salary earned through the Employment Termination Date for a period following his Separation From Service, to the extent not theretofore paid;
          (iii) an amount equal to the product of (x) the Annual Bonus paid or payable to the Executive for the immediately preceding year and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Employment Termination Date, and the denominator of which is 365;
          (iv) an amount equal to 2.0 multiplied by the Executive’s Highest Base Salary; and
          (v) an amount equal to 12 times the monthly premium amount(s) for group medical continuation coverage for the Executive, his spouse and eligible dependents who were covered under group medical plan(s) of the Company immediately prior to the Employment Termination Date determined by utilizing the applicable COBRA premium rates for such Company group medical plan(s) for the month in which the Employment Termination Date occurs.
          (b) Any or all outstanding options to acquire Company stock held by the Company and outstanding awards of restricted stock granted to the Executive under any plan of the Company shall become fully exercisable, vested and nonforfeitable and all conditions thereof (including, but not limited to, any required holding periods) shall be deemed to have been satisfied.
          (c) In addition to the benefits to which the Executive is entitled under any retirement plans or programs in which the Executive participates or any successor plans or programs in effect on the Employment Termination Date, the Company shall pay the Executive in one sum in cash at the time specified in Section 4, an amount equal to the undiscounted value of the employer contributions or credits the Company would have made to the Company 401(k) Plan and the Executive Deferred Compensation Plan (including but not limited to matching and base contributions, and not including elective deferrals by the Executive) on behalf of the Executive had the Executive continued in the employ of the Company for a period of two years after the Employment Termination Date, assuming for this purpose that (i) the Executive’s earned compensation per year during that two year period of time was the Executive’s Annual Base Salary in effect on the Employment Termination Date; (ii) the Executive had, during such two year period, made the maximum elective deferrals permitted under the Company 401(k) Plan, and the contribution, deferral, credit and accrual percentages made under the Executive Deferred Compensation Plan, by and on behalf of the Executive during the two year period, were the same percentages in effect on the date of the Change of Control or the Employment Termination Date, whichever is more favorable for the Executive; and (iii) the amounts of any legal limitations on benefits (such as section 401(a)(17) of the Code) are the same amounts as are in effect under the Code on the Employment Termination Date.
          (d) For a period of six (6) months after the Employment Termination Date, the Company shall promptly reimburse the Executive for reasonable expenses incurred for outplacement services.
          (e) The Executive shall not be permitted to specify the taxable year in which a payment described in this Section 3.2 shall be made to him.
     3.3 Legal Fees. The Company shall pay, on a fully grossed up, after tax basis, all legal fees and expenses incurred by the Executive (i) in disputing in good faith any issue relating to the Executive’s termination of employment, or (ii) in seeking in good faith to obtain or enforce any benefit or right provided under this Agreement in accordance with Section 11.5. Such payments shall be made within ten (10) business days after the delivery of the Executive’s written request for the payment accompanied by such evidence of fees and expenses incurred as the Company may reasonably require. The Company shall pay the Executive, on a fully grossed up, after tax basis, all legal fees and expenses incurred by the Executive in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit under this Agreement. Such payments shall be made within ten (10) business days after delivery of the Executive’s written request for payment accompanied with such evidence of fees and expenses incurred as the Company may reasonably require. The parties intend and agree that the foregoing ten (10) business day deadline is not to be extended as a result of the following sentence which is included solely for the purpose of complying with Section 409A. The Company shall make a payment to reimburse the Executive in an amount equal to all legal fees and expenses incurred due to a tax audit or litigation relating to the application of section 4999 of the Code to any payment or benefit under this Agreement by the end of the Executive’s taxable year following the Executive’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, by the end of the Executive’s taxable year following the Executive’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation. The legal fees or expenses that are subject to reimbursement pursuant to this Section 3.3 shall not be limited as a result of when the fees or expenses are incurred. The amount of legal fees or expenses that is eligible for reimbursement pursuant to this Section 3.3 during a given taxable year of the Executive shall not affect the amount of expenses eligible for reimbursement in any other taxable year of the Executive. The right to reimbursement pursuant to this Section 3.3 is not subject to liquidation or exchange for another benefit. Notwithstanding any provision of this Agreement to the contrary, if the Executive is a Specified Employee, any amount to which the Executive would otherwise be entitled under this Section 3.3 during the first six months following the date of the Executive’s Separation From Service shall be accumulated and paid to the Executive on the date that is six months following the date of his Separation From Service.
     4. Time of Benefits Payments. The Company shall pay the Executive the amounts specified in Section 3.2(a)(i) within thirty (30) days after the Employment Termination Date. The Company shall pay or provide to the Executive the amounts or benefits specified in Section 3.2(a)(ii), Section 3.2(a)(iii), Section 3.2(a)(iv), Section 3.2(a)(v) and Section 3.2(c) on the date that is 30 days following the date of the Executive’s Separation From Service if he is not a Specified Employee or on the date that is six (6) months following the date of his Separation From Service if he is a Specified Employee. Any salary or compensation described in Section 3.1 or 5.4 for periods prior to the Executive’s Separation From Service shall be paid to the Executive by the Company on the regularly scheduled payroll dates or on the dates specified in the applicable benefit programs. Any unpaid salary described in Section 3.1 or Section 5.4 for periods following the Executive’s Separation From Service shall be paid to the Executive by the Company in a single sum cash payment on the date that is ten (10) days following the date of the Executive’s Separation From Service if he is not a Specified Employee or on the date that is six (6) months following the date of his Separation From Service if he is a Specified Employee. Notwithstanding the foregoing, to the extent that the Executive elected under the Executive Deferred Compensation Plan to defer the payment of all or a portion of the amounts specified in Sections 3.2(a)(i) and/or 3.2(a)(ii), such applicable amount shall be paid at the time and the form specified in the Executive Deferred Compensation Plan and the Executive’s deferral election.
     5. Termination Procedures And Compensation During Dispute.
     5.1 Notice of Termination. After a Change of Control and during the Term of this Agreement, any purported termination of the Executive’s employment by the Company shall be communicated by the Company by a written Notice of Termination to the Executive in accordance with Section 11.8. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail. No purported termination of the Executive’s employment by the Company after a Change of Control and during the Term of this Agreement shall be effective unless the Company complies with the procedures set forth in this Section.
     5.2 Employment Termination Date. “Employment Termination Date,” with respect to any purported termination of the Executive’s employment after a Change of Control and during the Term of this Agreement, shall mean (i) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty (30) day period), and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).
     5.3 Dispute Concerning Termination. If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Employment Termination Date (as determined without regard to this Section), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Employment Termination Date shall be extended until the earlier of (i) the date on which the Term of this Agreement ends or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Employment Termination Date shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.
     5.4 Compensation During Dispute. If a purported termination of employment occurs following a Change of Control and during the Term of this Agreement and the Employment Termination Date is extended in accordance with Section 5.3, the Company shall pay the Executive, at the time specified in Section 4, the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given or those plans in which the Executive was participating immediately prior to the first occurrence of an event or circumstance giving rise to the Notice of Termination, if more favorable to the Executive, until the Employment Termination Date, as determined in accordance with Section 5.3. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.
     6. Withholding. The Company may withhold from any benefits paid under this Agreement all income, employment, and other taxes required to be withheld under applicable law.
     7. Death of the Executive. If the Executive dies after his Employment Termination Date but before the Executive receives full payment of the benefits to which he is entitled, any unpaid benefits will be paid to the Executive’s surviving spouse, or if the Executive does not have a surviving spouse, to the Executive’s estate.
     8. Amendment. This Agreement may not be amended except pursuant to a written instrument that is authorized by the Company and agreed to in writing and signed by the Executive.

     9. Disputed Payments And Failures To Pay. If the Company fails to make a payment in whole or in part as of the payment deadline specified in this Agreement, either intentionally or unintentionally, other than with the consent of the Executive, the Executive shall make prompt and reasonable good faith efforts to collect the remaining portion of the payment. The Company shall pay any such unpaid benefits due to the Executive, together with interest on the unpaid benefits from the date of the payment deadline specified in this Agreement at the annual rate of 120 percent of the rate specified in section 1274(b)(2)(B) of the Code within ten (10) business days of discovering that the additional monies are due and payable.
     The Company shall hold harmless and indemnify the Executive on a fully grossed-up after tax basis from and against (i) any and all taxes imposed under Section 409A by any taxing authority as a result of the Company’s failure to timely pay payments and benefits under this Agreement when due, and (ii) all expenses (including reasonable attorneys’, accountants’, and experts’ fees and expenses) incurred by the Executive due to a tax audit or litigation addressing the existence or amount of a tax liability described in clause (i); and (iii) the amount of additional taxes imposed upon the Executive due to the Company’s payment of the initial taxes and expenses described in clauses (i) and (ii).
     The Company shall make a payment to reimburse the Executive in an amount equal to all federal, state and local taxes imposed upon the Executive that are described in clauses (i) and (iii) of the foregoing paragraph of this Section 9, including the amount of additional taxes imposed upon the Executive due to the Company’s payment of the initial taxes on such amounts, within ten (10) business days after the delivery of the Executive’s written request for the payment. The parties intend and agree that such ten (10) business day deadline is not to be extended as a result of the following sentence which is included solely for the purpose of complying with Section 409A. The Company shall make a payment to reimburse the Executive in an amount equal to all federal, state and local taxes imposed upon the Executive that are described in clauses (i) and (iii) of the foregoing paragraph of this Section 9, including the amount of additional taxes imposed upon the Executive due to the Company’s payment of the initial taxes on such amounts, by the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes to the taxing authority. The Company shall make a payment to reimburse the Executive in an amount equal to all expenses and other amounts incurred due to a tax audit or litigation addressing the existence or amount of a tax liability pursuant to clause (ii) of the foregoing paragraph of this Section 9, within ten (10) business days after the delivery of the Executive’s written request for the payment. The parties intend and agree that such ten (10) business day deadline is not to be extended as a result of the following sentence which is included solely for the purpose of complying with Section 409A. The Company shall make a payment to reimburse the Executive in an amount equal to all expenses and other amounts incurred due to a tax audit or litigation addressing the existence or amount of a tax liability pursuant to clause (ii) of the foregoing paragraph of this Section 9, by the end of Executive’s taxable year following the Executive’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the Executive’s taxable year following the Executive’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

     10. Funding. The Executive shall have no right, title, or interest whatsoever in or to any assets of the Company or any investments which the Company may make to aid it in meeting its obligations under this Agreement. The Executive’s right to receive payments under this Agreement shall be no greater than the right of an unsecured general creditor of the Company.
     11. Miscellaneous.
     11.1 Agreement Not an Employment Contract. This Agreement is not an employment contract between the Company and Executive and gives Executive no right to retain his employment. This Agreement is not intended to interfere with the rights of the Company to terminate the Executive’s employment at any time with or without notice and with or without cause or to interfere with the Executive’s right to terminate his employment at any time.
     11.2 Alienation Prohibited. No benefits hereunder shall be subject to anticipation or assignment by the Executive, to attachment by, interference with, or control of any creditor of the Executive, or to being taken or reached by any legal or equitable process in satisfaction of any debt or liability of the Executive prior to its actual receipt by the Executive. Any attempted conveyance, transfer, assignment, mortgage, pledge, or encumbrance of the benefits hereunder prior to payment thereof shall be void.
     11.3 Severability. Each provision of this Agreement may be severed. If any provision is determined to be invalid or unenforceable, that determination shall not affect the validity or enforceability of any other provision.
     11.4 Binding Effect. This Agreement shall be binding upon any successor of the Company. Further, the Board shall not authorize a Change of Control that is a merger or a sale transaction unless the purchaser or the Company’s successor agrees to take such actions as are necessary to cause the Executive to be paid or provided all benefits due under the terms of this Agreement as in effect immediately prior to the Change of Control.
     11.5 Settlement of Disputes Concerning Benefits Under this Agreement; Arbitration. All claims by Executive for benefits under this Agreement shall be directed to and determined by the Company and shall be in writing. Any denial by the Company of a claim for benefits under this Agreement shall be delivered to the Executive in writing within thirty (30) days after written notice of the claim is provided to the Company in accordance with Section 11.8 and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Company shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Company a decision of the Company within sixty (60) days after notification by the Company that the Executive’s claim has been denied. Any further dispute or controversy arising out of or relating to this Agreement, including without limitation, any and all disputes, claims (whether in tort, contract, statutory or otherwise) or disagreements concerning the interpretation or application of the provisions of this Agreement shall be resolved by arbitration in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect. Within ten (10) business days of the initiation of an arbitration hereunder, the Company and the Executive will each separately designate an arbitrator, and within twenty (20) business days of selection, the appointed arbitrators will appoint a neutral arbitrator from the AAA Panel of Commercial Arbitrators. The arbitrators shall issue their written decision (including a statement of finding of facts) within thirty (30) days from the date of the close of the arbitration hearing. The decision of the arbitrators selected hereunder will be final and binding on both parties. This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16 (or replacement or successor statute). Pursuant to Section 9 of the Federal Arbitration Act, the Company and the Executive agree that a judgment of the United States District Court for the District in which the headquarters of the Company is located at the time of initiation of an arbitration hereunder may be entered upon the award made pursuant to the arbitration.
     11.6 No Mitigation. The Company agrees that if the Executive’s employment with the Company terminates during the Term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement. Further, except as expressly provided otherwise herein, the amount of any payment or benefit provided for in this Agreement (other than Section 3.2(c)) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.
     11.7 Other Amounts Due. Except as expressly provided otherwise herein, the payments and benefits provided for in this Agreement are in addition to and not in lieu of amounts and benefits that are earned by the Executive prior to his Termination of Employment. The Executive shall be entitled to any other amounts or benefits due the Executive in accordance with any contract, plan, program or policy of the Company or any of its Affiliates. Amounts that the Executive is entitled to receive under any plan, program, contract or policy of the Company or any of its Affiliates at or subsequent to the Executive’s Termination of Employment shall be payable or otherwise provided in accordance with such plan, program, contract or policy, except as expressly modified herein. For the avoidance of doubt, the Executive’s benefits under the Company 401(k) Plan shall not be subject to a mandatory six-month delay in payment pursuant to Section 409A as such plan is exempt from Section 409A.
     11.8 Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be given in person or by United States registered mail, return receipt requested (with evidence of receipt by the party to whom the notice is given), postage prepaid, addressed, if to the Executive, to the address listed on the signature page of this Agreement and, if to the Company, to Chief Executive Officer GulfMark Offshore, Inc., 10111 Richmond Avenue, Suite 340, Houston, Texas 77042, or to such other address as either party may have furnished to the other in writing in accordance herewith. For purposes of this agreement notice to a party shall be effective only upon actual receipt of the notice by the party with written evidence of receipt by the party to whom the notice is given.
     11.9 Governing Law. All provisions of this Agreement shall be construed in accordance with the laws of Texas, except to the extent preempted by federal law and except to the extent that the conflicts of laws provisions of the State of Texas would require the application of the relevant law of another jurisdiction, in which event the relevant law of the State of Texas will nonetheless apply, with venue for litigation being in Houston, Texas.

     11.10 Compliance With Section 409A. It is intended that this Agreement shall comply with Section 409A. The provisions of this Agreement shall be interpreted and administered in a manner that complies with Section 409A.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date above first written.

GULFMARK OFFSHORE, INC.

By:	/s/ Quintin V. Kneen

Date:	3-15-11

EXECUTIVE

By:	/s/ Richard M. Safier

Address:

, Texas

Date:	March 15, 2011